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                                                                     Exhibit 11

                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)


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


                                                               Quarter Ended
                                                          ----------------------
                                                           April 1,    March 27,
                                                            2000         1999
                                                          --------     --------


Average shares outstanding during the period ........       61,889       61,992
                                                          --------     --------

Incremental shares under stock options computed under
     the price of issuer's stock during the period ..          476          359
                                                          --------     --------

     Total shares for diluted EPS ...................       62,365       62,351
                                                          ========     ========

Income (loss) before cumulative effect of a change
     in accounting principle ........................     $  7,014     $  2,316
Cumulative effect of a change in
     accounting principle............................         --         (8,850)
                                                          --------     --------

     Net income (loss) ..............................     $  7,014     $ (6,534)
                                                          ========     ========

Net income (loss) per basic and diluted common share:
     Income (loss) cumulative effect of a change in
       accounting principle .........................     $    .11     $    .04
     Cumulative effect of a change in accounting
       principle ....................................         --          (0.14)
                                                          --------     --------

     Net income (loss) ..............................     $    .11     $  (0.10)
                                                          ========     ========

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